99.1


                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                        CLEAN DIESEL TECHNOLOGIES, INC.

     CLEAN DIESEL TECHNOLOGIES, INC (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

     FIRST: That in accordance with the requirements of Sections 141 and 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company (the "Board") duly adopted a resolution proposing and declaring advisable that:

     (i) the Certificate of Incorporation, as amended, of the Company (the "Certificate") be amended to revoke the first paragraph of Article 4 thereof in its entirety and the following being substituted in its place, as follows:

          4. The corporation shall have authority to issue the total Number of Thirty Million One Hundred Thousand (30,100,000) Shares of the par value of $0.05 per share, amounting in the aggregate to One Million Five Hundred and Five Thousand Dollars ($1,505,000), and of such shares, Thirty Million (30,000,000) shall be designated as common stock and One Hundred Thousand (100,000) shall be designated as preferred stock.

     (ii) and that such amendment be recommended to the holders of the Company's common stock and submitted to such holders for their consent and adoption.

     SECOND: That thereafter the holders of a majority of the Company's issued and outstanding common stock in accordance with Section 228 of the General Corporation Law of the State of Delaware, duly consented to and adopted on May 20, 2003 the aforesaid amendment of the Certificate, in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Certificate of Incorporation to be duly executed and acknowledged in accordance with Section 103 of the General Corporation Law of the State of Delaware on this 2nd day of June, 2003.


CLEAN DIESEL TECHNOLOGIES, INC.


By:  /s/  C.W.  Grinnell
   ---------------------
   Charles  W.  Grinnell
  Vice President and Secretary


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